MASTER SERVICER COMPLIANCE STATEMENT

§1123 of REGULATION AB

We, James “Jay” Jones Jr. and Michele Olds, are the undersigned, duly authorized officers of Rocket Mortgage, LLC as successor by merger to Nationstar Mortgage LLC dba Mr. Cooper Master Servicing (“MCMS”), wholly-owned subsidiary of Rocket Mortgage LLC prior to the completion of the February 2, 2026 merger, or the “Master Servicer”, do certify in the capacities below on behalf of MCMS the following for the year ending December 31, 2025:

(A)
a review of such party’s activities during the preceding calendar year or portion thereof and of such party’s performance under this Agreement, or such other applicable agreement in the case of an Additional Servicer, has been made under such officer’s supervision and
(B)
to the best of such officer’s knowledge, based on such review, such party has fulfilled all its obligations under this Agreement, the Servicing Agreement or such other applicable agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

March 6, 2026

Rocket Mortgage, LLC successor by merger to Nationstar Mortgage LLC dba Mr. Cooper Master Servicing

By: /s/ James "Jay" Jones, Jr.

Name: James “Jay” Jones Jr.

Title: Executive Vice President, Chief Servicing Officer

By: /s/ Michele Olds

Name: Michele Olds

Title: Senior Vice President, Master Servicing